10f-3 REPORT

  			Travelers High Yield Bond Trust

			July 1, 2003 through December 31, 2003


                         Trade                                         % of
Issuer                   Date     Selling Dealer    Amount     Price   Issue(1)

Alaris Medical Systems	 6/25/2003 CS First Boston  $100,000  $100.00   0.06%
   Inc.,
   7.250% due 7/1/11

Aviall Inc.,     	 6/25/2003 CS First Boston    50,000   100.00   0.03
   7.625% due 7/1/11

Buckeye Technologies     9/15/2003 UBS Warburg        50,000   100.00   0.03
   Inc., Sr. Notes,
   8.500% due 10/1/13

Case New Holland Inc.,   7/29/2003 Deutsche Bank     200,000    98.62	0.03
   9.250% due 8/1/11

Dominos Pizza Inc.,	 6/18/2003 J.P. Morgan       125,000    99.28	0.03
   8.250% due 7/1/11		   Securities

Dynegy Holdings Inc.,	 8/1/2003  CS First Boston   325,000    99.22	0.05
   10.125% due 7/15/13

Gaylord Entertainment 	 10/28/2003 Bank of America   75,000   100.00	0.02
   Co., Sr. Notes,
   8.000% due 11/15/13

Nalco Co., Sr. Notes,    10/29/2003 Goldman Sachs     75,000   100.00	0.01
   7.750% due 11/15/11

Nalco Co., Sr. Sub. Notes,10/29/2003 Goldman Sachs   125,000   100.00	0.03
   8.875% due 11/15/13

Tenneco Inc.,	         6/10/2003 J.P. Morgan       150,000   100.00	0.04
   10.250% due 7/15/13		   Securities


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.